UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 22, 2014 bebe stores, inc.

(Exact name of registrant as specified in its charter)

California	0-24395	94-2450490
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 Valley Drive

Brisbane, California 94005

(Address of principal executive offices) (Zip Code)

(415) 715-3900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of bebe stores, inc. (the “Company”) approved Severance Agreements (the “Agreements”) to be entered into with the Company’s management personnel, including Liyuan Woo, the Company’s Chief Financial Officer, Lawrence Smith, the Company’s Senior Vice President General Counsel, and Susan Powers, the Company’s Senior Vice President bebe Stores (the “Executives”). These agreements were designed to create more uniformity for management personnel who joined the Company in recent years and already had the benefit of similar provisions in their employment agreements, as well as provide similar uniform benefits to longer-term employees who did not have the benefit of such provisions. The Agreements provide for the Executives to receive, following a Covered Termination, defined as the occurrence of a Constructive Termination (as defined in the Agreements) or the termination of the Executive’s employment by the Company other than for Cause (as defined in the Agreements), in addition to any annual incentive bonuses earned by not yet paid for any completed full fiscal year immediately preceding the employment termination date and any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law: (1) an amount equal to the Executive’s annual base salary (or, in the case of Ms. Woo, 1.5 times her annual base salary); (2) an amount equal to Executive’s target cash bonus opportunity for the fiscal year of such Covered Termination; and (3) payment or reimbursement for COBRA healthcare coverage. In addition, in the event such Covered Termination occurs during the 12-month period following a Change in Control (as defined in the Agreements), then each outstanding and unvested equity award will automatically become vested and, if applicable, exercisable.

In addition, the Compensation Committee approved an increase to the base salary of Ms. Woo from $375,000 to $430,000, effective as of January 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2014	bebe stores, inc.

	By:	/s/ Liyuan Woo
	Name:	Liyuan Woo
	Title:	Chief Financial Officer